EXHIBIT 99.1
                                  ------------

                                      INFE
              WEB-SITE - PRESS RELEASE (YAHOO! FINANCE) (05/22/03)


PRESS RELEASE SOURCE: INFE, INC.

INFE & PACER BOARDS OF DIRECTORS APPROVE LETTER OF INTENT (MONDAY MAY 19, 9:41 A.M., ET)

INFE, INC. TO ACQUIRE PACER HEALTH CORPORATION

               FALLS CHURCH, VA., MAY 19 /PRNEWSWIRE-FIRSTCALL/ -- INFe, Inc. (OTC Bulletin Board: INFE - News) a merchant banking, acquisition and business advisory services Company, announced today that both the Boards of Directors of INFe, Inc. and that of Pacer Health Corporation have approved the recently signed Letter of Intent by the companies.

               "This paves the way for the completion of a definitive agreement to effect our merger with Pacer," said Tom Richfield, President & CEO of INFe, Inc. "Both sides are working diligently to close as soon as possible and move on as new business partners."

               The Company recently announced its merger with Pacer Health Corporation. Pacer Health Corporation was formed to acquire a series of Assisted Living Facilities (ALF's) and medical treatment centers that focus on the expanding Assisted Living Care industry.

               Pacer plans to become a leading, independent provider of ALF's and medical treatment facilities for low and moderate-income individuals in selected geographic markets, beginning with the south Florida area. Currently, there are severe shortages of affordable assisted living for this population segment and the need is growing. The 85 and older population will increase 33 percent between 2000 and 2010, according to industry research. This is the largest growing segment of the elderly age group. Of
               10.2 million households of people 75 or older, two-thirds have incomes below $25,000 -- too little to afford market rate living.

               Pacer's business model is targeted at ALF's with a minimum of 100 bed facilities, revenues of $1 million or greater and positive cash flows. Pacer is in negotiations with several companies that meet these criteria and expects to announce new acquisitions in the near future.

               Financing for these acquisitions will come from a combination of institutional and private lenders. Pacer Health projections are to reach a minimum of $50 million in revenues with a pre-tax income of approximately 15% over the next three years.

                                 EXHIBIT 99.1-1

               All shareholders of record are encouraged to visit INFe's website and register to receive updates on current plans and activities. This website can be found at www.infe.com.

               For   information   on  INFe,   Inc.   visit  their  websites  at
               www.infe.com and www.infeventureclub.com.

               Legal    Notice     Regarding     Forward-Looking     Statements:
               "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. INFe disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, and changes in our business strategies.

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                                 EXHIBIT 99.1-2